April 30, 2005

Mail Stop 0407

Via U.S. Mail and Fax (615-890-0123)

Mr. Donald K. Daniel
Vice President and Controller
National Healthcare Corporation
100 Vine Street
Murfreesboro, TN 37130


	RE:	National Healthcare Corporation
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 7, 2005
		File No. 001-13489

Dear Mr. Daniel:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director